Exhibit 10.4

Description of 2006 Senior Management Compensation Program

The 2006 Senior Management Incentive Compensation Program (the “Program”) for Sunstone Hotel Investors, Inc. (the “Company”), which is substantially identical to the 2005 senior management compensation program, establishes the criteria for 2006 incentive compensation in the form of (i) an annual cash bonus and (ii) long-term incentive compensation in the form of restricted common stock grants with a three-year vesting period pursuant to the Company’s 2004 Long-Term Incentive Plan. Both components are based on attainment of Company (50%) and individual (50%) performance objectives. The Company’s performance objectives are weighted equally between the Company’s return on investment (as defined) and funds from operations per share.

The threshold, target and maximum cash bonus (measured as a percentage of their respective annual base salaries) under the Program for Robert A. Alter, Chief Executive Officer and President, Jon D. Kline, Executive Vice President and Chief Financial Officer, Gary A. Stougaard, Executive Vice President and Chief Investment Officer, Andrew W. Gross, Senior Vice President and General Counsel, were set in accordance with their respective employment agreements and range from 40% to 125% of base salary (50% to 75% for Mr. Gross). The threshold, target and maximum restricted stock grants (measured as a percentage of their respective annual base salaries) under the Program range from 100% to 200% (50% to 100% for Mr Gross). Shares of restricted stock granted under the Program will be valued at the average trading price of the Company’s common stock for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant. The target cash bonus for William M. Wagner, Senior Vice President and Chief Accounting Officer, was set at 75% of his annual base salary. Mr. Wagner is also eligible to receive a restricted stock grant.